UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 28, 2016

_________________

WIDEPOINT CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	001-33035	52-2040275
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

7926 Jones Branch Drive, Suite 520, McLean, Virginia (Address of Principal Executive Office)		22102 (Zip Code)

Registrant’s telephone number, including area code: (703) 349-2577

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

The information set forth under Item 2.03, “Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant,” is incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On April 28, 2016, WidePoint Corporation and its subsidiaries (collectively, the “Company”) entered into a Business Loan Agreement with Cardinal Bank (the “Loan Agreement”) to replace the existing revolving line of credit facility with Cardinal Bank effective as of April 27, 2016.

The Loan Agreement is for $6.0 million and extended the maturity date of the facility through April 30, 2017. The available amount under the revolving line of credit is subject to a borrowing base, which is equal to the lesser of (i) $6.0 million or (ii) 75% of qualified government and commercial accounts receivables, less any amounts outstanding on the Company’s $4.0 million term loan with Cardinal Bank. The interest rate for the revolving line of credit is the Wall Street Journal prime rate plus 0.75%, with a floor of 4.25%.

The Loan Agreement requires that the Company (i) maintain a minimum tangible net worth of at least $6.25 million as of June 30, 2016, increasing to $6.5 million at December 31, 2016; (ii) generate a minimum after-tax net income of at least $1.00 for the third quarter of 2016 and at least $200,000 for the fourth quarter of 2016 and (iii) maintain a current ratio of 1.1:1 tested quarterly.

The description of the Loan Agreement set forth above is qualified by reference to Exhibit 10.1, which is incorporated herein by reference.

Item 9.01(d) Financial Statements and Exhibits

Exhibit 10.1 Business Loan Agreement effective as of April 27, 2016 between Cardinal Bank and the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WIDEPOINT CORPORATION

/s/ James T. McCubbin
Date: April 29, 2016	James T. McCubbin
Executive Vice President and Chief Financial Officer